Exhibit 99.1

FOR IMMEDIATE RELEASE July 20, 2022 Farmers and Merchants Bancshares, Inc. 4510 Lower Beckleysville Rd, Suite H Hampstead, Maryland 21074	FOR FURTHER INFORMATION CONTACT: Contact: Mr. James R. Bosley, Jr. Chief Executive Officer (410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $4,101,535 OR $1.35 PER SHARE FOR THE SIX MONTHS ENDED JUNE 30, 2022

HAMPSTEAD, MARYLAND (July 20, 2022) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the six months ended June 30, 2022 was $4,101,535, or $1.35 per common share (basic and diluted), compared to $4,061,794, or $1.35 per common share, for the same period in 2021. The Company’s return on average equity during the six months ended June 30, 2022 was 15.37% compared to 15.18% for the same period in 2021. The Company’s return on average assets during the six months ended June 30, 2022 was 1.15% compared to 1.18% for the same period in 2021. Income from Paycheck Protection Program (“PPP”) loans added approximately $159,000 to net income for the six months ended June 30, 2022 compared to $507,000 for the same period in 2021. As of June 30, 2022, $36,000 of deferred PPP fees, net of income taxes, have not been recognized.

Net income for the three months ended June 30, 2022 was $2,050,733, or $0.67 per common share, compared to $2,032,219, or $0.67 per common share, for the second quarter of 2021 and $2,050,802, or $0.68 per common share, for the first quarter of 2022.

Net interest income for the six months ended June 30, 2022 was $620,298 higher than for the same period in 2021 due to a $29.0 million increase in average interest earning assets to $679.3 million for the six months ended June 30, 2022 as compared to $650.3 million for the same period in 2021, and an increase in the taxable equivalent net yield on interest earning assets to 3.48% for the six months ended June 30, 2022 from 3.45% for the six months ended June 30, 2021. The taxable equivalent yield on total average interest-earning assets decreased 14 basis points to 3.78% for the six months ended June 30, 2022 from 3.92% for the same period in 2021. This decrease was offset by a 21 basis point decrease in the cost of deposits and borrowings to 0.39% for the six months ended June 30, 2022 from 0.60% for the same period in 2021. There was no provision for loan losses for the six months ended June 30, 2022, compared to $100,000 for the same period in 2021.

Noninterest income decreased by $168,053 for the six months ended June 30, 2022 when compared to the same period in 2021 primarily as a result of a $309,259 decrease in mortgage banking revenue reflecting a decline in refinances due to rising interest rates, offset by a $158,123 increase in the gain on sale of SBA loans. Noninterest expense was $463,927 higher in the six months ended June 30, 2022 when compared to the same period in 2021 due primarily to $235,964 increase in salaries and benefits and a $222,992 increase in other expenses. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees. The increase in other expenses was due primarily to third party fees related to the hiring of new employees. Income taxes increased by $48,577 during the six months ended June 30, 2022 when compared to the same period in 2021 due to higher income before taxes as well as a decrease in the amount of nontaxable income included in pretax income year-over-year. The effective tax rate increased to 22.69% during the six months ended June 30, 2022 compared to 22.15% during the same period last year.

Total assets decreased to $710 million at June 30, 2022 from $717 million at December 31, 2021. Loans increased to $491 million at June 30, 2022 from $482 million at December 31, 2021 despite an $8 million decrease in PPP loans. Investments in debt securities decreased to $159 million at June 30, 2022 from $171 million at December 31, 2021. Deposits increased to $629 million at June 30, 2022 from $626 million at December 31, 2021. Despite the Company’s strong earnings, the book value of the Company’s common stock decreased to $15.78 per share at June 30, 2022, compared to $18.64 per share at December 31, 2021 due to the decline in the market value of the Company’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last six months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity but are not included in the income statement. Because the Company has the intent and ability to hold the investments to maturity, no actual losses in the AFS investment portfolio are anticipated and the declines in market value are considered temporary. The decline in the market value of the AFS investment portfolio did not have an impact on regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS investment portfolio regardless of whether they are positive or negative.

Since the COVID-19 pandemic began in 2020, the Company has provided relief to the Bank’s borrowers, as needed, including temporary deferral of payments. At the start of the pandemic in 2020, the Company modified loans totaling $109.2 million, or 30% of its loan portfolio. At June 30, 2022, there was 1 modified loan, now classified as a troubled debt restructuring, which totaled $4.2 million, or 1% of the loan portfolio. In addition, the Company has originated $60 million of PPP loans to customers. As of June 30, 2022, $58 million of PPP loans have been forgiven. The Company expects that the majority of the remaining $2 million will be forgiven in 2022.

James R. Bosley, Jr., CEO, commented “Year to date 2022 earnings are slightly ahead of 2021’s record earnings despite the significant decline in PPP and mortgage banking income. In addition, our 2022 quarterly earnings have been very strong and consistent. We are pleased with the loan portfolio growth and performance that we have experienced in 2022”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2022	2021

Assets

Cash and due from banks	$17,626,699	$25,258,932
Federal funds sold and other interest-bearing deposits	764,765	1,203,174
Cash and cash equivalents	18,391,464	26,462,106
Certificates of deposit in other banks	100,000	350,000
Securities available for sale, at fair value	138,203,495	149,237,916
Securities held to maturity, at cost	20,551,611	21,851,975
Equity security, at fair value	501,662	543,605
Restricted stock, at cost	695,000	675,400
Mortgage loans held for sale	-	126,500
Loans, less allowance for loan losses of $3,648,128 and $3,650,268	491,076,252	482,011,334
Premises and equipment, net	6,224,363	6,259,421
Accrued interest receivable	1,587,370	1,609,063
Deferred income taxes, net	6,707,600	2,177,450
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	11,665,419	11,556,163
Goodwill and other intangibles, net	7,046,916	7,051,080
Other assets	5,762,923	5,522,877
	$709,756,440	$716,677,255

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$135,196,047	$124,175,615
Interest-bearing	494,276,250	502,239,055
Total deposits	629,472,297	626,414,670
Securities sold under repurchase agreements	5,649,445	5,414,026
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Long-term debt, net of issuance costs	16,037,274	16,978,905
Accrued interest payable	268,749	295,910
Other liabilities	5,139,695	5,952,286
	661,567,460	660,055,797
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,053,487 in 2022 and 3,037,137 shares in 2021	30,535	30,372
Additional paid-in capital	29,197,475	28,857,422
Retained earnings	32,288,555	29,128,600
Accumulated other comprehensive loss	(13,327,585)	(1,394,936)
	48,188,980	56,621,458
	$709,756,440	$716,677,255

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Interest income
Loans, including fees	$5,370,350	$5,783,660	$11,053,712	$11,768,317
Investment securities - taxable	742,087	329,731	1,386,548	540,955
Investment securities - tax exempt	140,823	152,412	290,310	312,986
Federal funds sold and other interest earning assets	21,887	15,308	34,302	29,445
Total interest income	6,275,147	6,281,111	12,764,872	12,651,703

Interest expense
Deposits	319,204	533,437	657,764	1,128,957
Securities sold under repurchase agreements	2,433	14,972	5,684	28,483
Federal Home Loan Bank advances and long-term debt	181,325	190,181	365,150	378,287
Total interest expense	502,962	738,590	1,028,598	1,535,727
Net interest income	5,772,185	5,542,521	11,736,274	11,115,976

Provision for (recovery of) loan losses	-	(20,000)	-	100,000

Net interest income after provision for (recovery of) loan losses	5,772,185	5,562,521	11,736,274	11,015,976

Noninterest income
Service charges on deposit accounts	191,727	176,483	373,193	335,674
Mortgage banking income	64,986	240,666	187,674	496,933
Bank owned life insurance income	56,266	82,922	109,256	153,041
Fair value adjustment of equity security	(18,096)	511	(44,913)	411
Gain on call of debt security	-	-	-	8,569
Gain on sale of SBA loans	64,523	-	158,123	-
Other fees and commissions	82,235	47,974	154,115	110,873
Total noninterest income	441,641	548,556	937,448	1,105,501

Noninterest expense
Salaries	1,928,257	1,844,736	3,668,652	3,471,074
Employee benefits	437,615	438,133	949,407	911,021
Occupancy	213,238	245,318	441,665	495,530
Furniture and equipment	224,593	183,689	439,208	380,372
Other	764,883	797,257	1,869,252	1,646,260
Total noninterest expense	3,568,586	3,509,133	7,368,184	6,904,257

Income before income taxes	2,645,240	2,601,944	5,305,538	5,217,220
Income taxes	594,507	569,725	1,204,003	1,155,426
Net income	$2,050,733	$2,032,219	$4,101,535	$4,061,794

Earnings per common share - basic and diluted	$0.67	$0.67	$1.35	$1.35